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[GRAPHIC]  NEWS                                         EXHIBIT 99.1

                                                       CLINTON GAS SYSTEMS, INC.
                                                         THE CLINTON OIL COMPANY
                                                     CLINTON GAS MARKETING, INC.

                                                           4770 INDIANOLA AVENUE
                                                            COLUMBUS, OHIO 43214
                                                                  (614) 888-9588
                                                              FAX (614) 888-6287



DATE:           MAY 24, 1996

FOR RELEASE:    IMMEDIATELY

SUBJECT:        CGAS ANNOUNCES MERGER AGREEMENT

CONTACT:        JERRY D. JORDAN, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                614/888-9588

         COLUMBUS, OHIO -- (NASDAQ/NMS:CGAS) Clinton Gas Systems, Inc. ("CGAS") announced today that it has entered into a definitive Merger Agreement with Joint Energy Development Investments Limited Partnership ("JEDI"), an affiliate of Enron Capital & Trade Resources Corp., whereby JEDI will acquire, in the merger, shares of Common Stock of CGAS at a price of $6.75 per share, in cash. CGAS currently has a total of 5,681,561 shares of Common Stock outstanding, on a fully diluted basis. The Merger Agreement has been approved by the Board of Directors of CGAS and its Special Committee of outside directors. Concurrently with the execution of the Merger Agreement, JEDI, and a newly-formed subsidiary of JEDI, JENCO Acquisition, Inc., have entered into agreements with Jerry D. Jordan, Chief Executive Officer of CGAS, providing that he will continue in that position, and maintain a continuing ownership position in CGAS after the merger. Other agreements with certain members of CGAS management also provide for a continuing management role for those parties.

         Consummation of the acquisition is subject to the satisfaction of various conditions, including approval of the transaction by the stockholders of CGAS, and the receipt of all necessary consents and government approvals. CGAS currently expects to hold a special meeting of its stockholders as soon as practicable after receipt of clearance of its proxy materials from the Securities and Exchange Commission for the purpose of voting on the transaction.

         CGAS is an independent oil and natural gas exploration and production company, and a natural gas service company. The shares of CGAS are traded on the National Market Tier of The Nasdaq Stock Market under the symbol of "CGAS".

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